UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 23, 2014

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION

(Exact name of registrant as specified in its charter)

District of Columbia (state or other jurisdiction of incorporation)	1-7102 (Commission File Number)	52-0891669 (I.R.S. Employer Identification No.)

20701 Cooperative Way Dulles, VA	20166-6691 (Zip Code)
(Address of principal executive offices)

Registrant's telephone number, including area code:  (703) 467-1800

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.	Creation of a Direct Financial Obligation of a Registrant

On May 23, 2014, National Rural Utilities Cooperative Finance Corporation (“CFC”) issued $218,339,000 aggregate principal amount of its 4.023% Collateral Trust Bonds due 2032 (the “New Bonds”). The New Bonds were issued in exchange for $209,401,000 aggregate principal amount of its 8.00% Medium Term Notes, Series C, due 2032 (the “Old Notes”). The New Bonds comprise part of the same series as, and are expected to be fungible for U.S. federal income tax purposes with, the $379,372,000 aggregate principal amount of 4.023% Collateral Trust Bonds due November 1, 2032 (CUSIP 637432 MS1) that CFC initially issued on October 16, 2012. Exchanging holders also received aggregate cash consideration of $90,775,334 plus an additional $3,278,965 representing aggregate accrued and unpaid interest on the Old Notes, less an amount equal to aggregate accrued interest on the New Bonds at the time of their issuance.

The exchange offer was effected pursuant to an offer to exchange that commenced on April 21, 2014, and expired on May 16, 2014. Participation in the exchange was limited to holders of the Old Notes who have certified to the Company in an eligibility letter as to certain matters, including its status as a “qualified institutional buyer” as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), or who is a person other than a “U.S. person” as defined in Rule 902 under the Securities Act.

The terms of the New Bonds are governed by the Indenture dated as of October 25, 2007 (the “Indenture”), between the Company and U.S. Bank National Association, as trustee, and represented by global notes executed by the Company and dated May 23, 2014. The Indenture, including the form of New Bonds, is filed as Exhibit 4.1 to the Company's Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on October 26, 2007 and is incorporated herein by reference.

The New Bonds will mature on November 1, 2032. The New Bonds will bear interest at a rate of 4.023% per annum from and including May 1, 2014 and interest will be payable semi-annually in arrears on May 1 and November 1 of each year beginning November 1, 2014. The Company may redeem the New Bonds at any time prior to May 1, 2032, in whole or in part, at a “make-whole” redemption price equal to the greater of (1) 100% of the principal amount being redeemed or (2) the sum of the present value of the remaining scheduled payments of the principal and interest (other than accrued interest) on the New Bonds being redeemed, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate plus 20 basis points for the Old Notes plus in each of (1) and (2) above, accrued interest to the redemption date. At any time on or after May 1, 2032, the Company may redeem the New Bonds, at its option, in whole or in part, at a redemption price equal to 100% of the principal amount of the New Bonds then outstanding to be redeemed, plus accrued and unpaid interest thereon to the date of redemption.

The New Bonds have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws. In connection with the Company’s issuance of the New Bonds, the Company and the Dealer Manager entered into a registration rights agreement. Under that agreement, the Company agreed, among other things, to (i) file a registration statement with the SEC for an exchange offer in which the Company would exchange the New Bonds for substantially identical bonds that would be registered under the Securities Act, and (ii) use commercially reasonable efforts to cause that registration statement to become effective. The Company also agreed that under certain circumstances it would file a shelf registration statement with the SEC covering resales by holders of the New Bonds in lieu of the registered exchange offer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION

By:	/s/ J. Andrew Don
J. Andrew Don
Senior Vice President and Chief Financial Officer

Dated:  May 23, 2014